RINO International Provides Guidance - Anticipates Fourth Quarter Revenues of $32 Million to $33.5 Million

Backlog and recently signed contracts will contribute to significant year-over-year growth

DALIAN, China, November 19, 2008 /Xinhua-PRNewswire-FirstCall/ -- RINO International Corp. (OTC Bulletin Board: RINO - News) today announced that it anticipates reporting between $32 million and $33.5 million in revenues for its fourth quarter which will end December 31, 2008. This would represent at least 85% growth as compared to the fourth quarter of 2007.

The company’s third quarter financial report disclosed a backlog on September 30, 2008 of $61.1 million, which consists of signed contracts which have not been recognized as revenue. Approximately $29.4 million of the backlog will be recorded as revenue for the fourth quarter with the additional revenue emanating from machining services.

For the first nine months of 2008, the company reported revenues of $98.5 million, more than double the $46.1 million reported in the corresponding period of last year. Net income, excluding the non-cash equity compensation charge, increased 180% to $31.9 million.

Management anticipates providing 2009 guidance during the first quarter. Additionally, the company has a $15 million credit line with the Pudong Bank of Shanghai of which approximately $7.4 million is utilized. The company anticipates utilizing the balance of this line, coupled with collections from receivables from large SOE Steel customers carried on its balance sheet, to assist in meeting its growth plans for next year.

"We continue to capitalize on the mandates of the State Environmental Protection Agency aimed at significantly reducing sulphur emission from iron and steel producers. We have leveraged our brand name and first mover advantage to build an impressive base of quality customers who utilize our patented sinter flue gas desulphurization system. We anticipate revenues for 2008 to exceed $130.5 million, which would represent at least 105% growth as compared to last year. We intend to fully capitalize on this large addressable market while further diversifying our revenue base. This includes sales of our anti-oxidation product where we have made solid marketing inroads this year. While the steel industry continues to experience extreme volatility and production cuts we have not experienced a slow down in new bookings or project installations and believe that stringent enforcement of the government regulations, coupled with tax credits and government funding for this initiative, will continue to drive strong demand for our products,” stated Mr. Zou Dejun, Director and CEO of RINO.

About RINO International Corporation

RINO, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd. ("Innomind"), its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian RINO") and Dalian Rino Environment Project Design Co., Ltd., a wholly-owned subsidiary of Dalian Rino (collectively, "RINO"), is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Cautionary Statement Regarding Forward-Looking Information

This upcoming conference call may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and the Registration Statement on Form S-1 as amended filed with the SEC.

For more information, please contact:

For the Company:
Amy Qiu
Tel:	+86-411-8766-1233
Email:	aqiu@rinogroup.com

Investors:
Matt Hayden
HC International, Inc.
Tel:	+1-561-245-5155
Email:	matt.hayden@hcinternational.net